Exhibit 99.(h)(3)(a)

AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT , dated as of September [ ], 2025, by and between State Street Trust and Bank Company, a Massachusetts trust company (“State Street” or the “Transfer Agent”); abrdn ETFs, a Delaware statutory trust registered as an investment company; and abrdn Inc., the investment adviser for each Fund (the “Amendment”), is made and entered into effective as of October 20, 2025 by and between each abrdn management investment company identified on Appendix A hereto (each, a “Fund” and collectively, the “Funds”), and State Street.

WITNESSETH:

WHEREAS, each Fund and the Transfer Agent are parties to that certain Transfer Agency and Service Agreement dated as of December 29, 2020 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, each Fund and the Transfer Agent desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Fund and the Transfer Agent hereby agree that the Agreement is amended and supplemented as follows:

1.              Schedule A. Appendix A to the Agreement is hereby amended and restated, as attached hereto, to reflect additional funds.

2.            Miscellaneous. Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

EACH OF THE ENTITIES SET FORTH ON SCHEDULE A HERETO

By:
Name:	Lucia Sitar
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

Schedule A

to

Transfer Agency and Service Agreement

abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF

• abrdn Industrial Metals Fund Limited

abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

• abrdn All Commodity Longer Dated Fund Limited

abrdn Bloomberg All Commodity Strategy K-1 Free ETF

• abrdn All Commodity Dated Fund Limited

abrdn Funds

abrdn Focused U.S. Small Cap Active ETF

abrdn Emerging Markets Dividend Active ETF

abrdn International Small Cap Active ETF

abrdn Ultra Short Municipal Income Active ETF